Old Point Releases 2015 Results

•	Net loans increase $31.8 million
•	Net interest income increases $223 thousand
•	Noninterest income increases $492 thousand

February 16, 2016 Hampton, VA                                                                                    Old Point Financial Corporation (NASDAQ "OPOF") reported net income of $3.6 million, or $0.73 per diluted share, for the year ended December 31, 2015, compared to net income of $4.1 million, or $0.83 per diluted share, for the year ended December 31, 2014. Higher net interest and noninterest income were offset by a higher provision for loan losses and a one-time expense for the retirement package provided to the former president. Robert F. Shuford, Jr., who was appointed President and CEO of Old Point National Bank in September 2015, said, "During the fourth quarter, we had the opportunity to reevaluate our credit culture, sales management process, and investment strategy and look for ways to improve income in future years and provide value to our shareholders and the community."

Assets as of December 31, 2015 were $896.8 million, and net loans were $560.7 million. During 2015, Old Point continued to grow loans, funding this growth through cash flows from the securities portfolio and increased low-cost deposits. Net loans grew $31.8 million, or 6.02%, over the year, while securities declined $15.2 million and low-cost deposits increased $43.1 million. Old Point's low-cost deposits now comprise 71.87% of total deposits, approximately 15% higher than Virginia banks based on FDIC data as of December 31, 2015.

Old Point's investment portfolio includes mortgage-backed securities, which provide an ongoing source of cash flows that can be reinvested into loans or securities. In the fourth quarter of 2015, management began due diligence on a new investment strategy and allowed cash flows from the investment portfolio to remain in cash and due from banks until the analysis and restructuring of the portfolio is complete. This restructuring is designed to provide additional interest income and improved market value in future years. As part of this restructuring, Old Point transferred its portfolio of held-to-maturity securities to available-for-sale, in order to provide additional liquidity and flexibility in the future.

The shift in the balance sheet from securities to loans also better positions Old Point for 2016, as a significant portion of the loan growth in 2015 was in variable rate products. Variable rate loans reduce Old Point's interest rate risk and will increase income when interest rates rise. This loan growth was driven in part by Old Point's purchased loan program, which included student loans and the guaranteed portion of USDA and SBA loans. In 2015, Old Point also increased its focus on traditional small business lending and relationship-driven retail lending. This increased focus has fueled low-cost deposit growth and decreased the need for higher-cost time deposits, resulting in lower interest expense. Due to all of these changes, net interest income before the provision was $223 thousand higher in 2015 than in 2014.

Noninterest income increased $492 thousand between 2014 and 2015, mainly due to increased income from Old Point Mortgage and fiduciary activities. Increases in income from brokerage sales, pension record-keeping services, and merchant services also contributed to the increase in noninterest income. Also when comparing 2014 and 2015, most categories of noninterest expense decreased, but salaries and employee benefits were significantly impacted by a one-time charge to record the retirement package offered to Old Point's former president. Although the retirement package will be paid in 2016, accounting rules required that the entire amount be expensed in 2015. Other than this one-time expense, salary expense--a component of salaries and employee benefits--was essentially flat between 2014 and 2015.

For information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-Performing Assets (NPAs) decreased from $11.8 million as of December 31, 2014 to $10.7 million as of December 31, 2015. NPAs do not include restructured loans that are performing in accordance with their modified terms. Loans past due 90 days or more but still accruing interest, a component of NPAs, totaled $3.4 million as of December 31, 2015, of which $3.2 million were student loans that are 97-98% guaranteed by the U.S. Government. Old Point expects to experience minimal losses on these government-guaranteed loans. At December 31, 2014, government-guaranteed student loans 90 days or more past due but still accruing interest totaled $1.0 million.
Allowance for Loan and Lease Losses (ALLL) as of December 31, 2015 and December 31, 2014 was 1.36% and 1.32% of total loans, respectively.
Net loans charged off as a percent of total loans (annualized) were 0.06% for the year ended December 31, 2015, compared to 0.07% in 2014. This decline in net charge-offs was partially due to loan recoveries received during 2015.
Net interest margin (NIM) was 3.56% for the year ended December 31, 2015, compared to 3.57% for the year ended December 31, 2014.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the real estate market; Old Point's expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2014. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	December 31,	December 31,
(dollars in thousands, except per share data)	2015	2014
	(unaudited)
Assets

Cash and due from banks	$33,514	$31,081
Interest-bearing due from banks	1,064	833
Federal funds sold	2,412	1,391
Cash and cash equivalents	36,990	33,305
Securities available-for-sale, at fair value	214,192	139,346
Securities held-to-maturity (fair value approximates $94,406)	-	90,089
Restricted securities	2,016	2,293
Loans, net of allowance for loan losses of $7,738 and $7,075	560,737	528,919
Premises and equipment, net	41,282	42,075
Bank-owned life insurance	24,411	23,525
Other real estate owned, net of valuation allowance of $2,549 and $2,908	2,741	5,106
Other assets	14,418	11,622
Total assets	$896,787	$876,280

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$215,090	$186,280
Savings deposits	321,370	307,078
Time deposits	210,011	223,296
Total deposits	746,471	716,654
Overnight repurchase agreements	25,950	37,404
Term repurchase agreements	0	412
Federal Home Loan Bank advances	25,000	30,000
Accrued expenses and other liabilities	6,190	3,313
Total liabilities	803,611	787,783

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	55,151	53,203
Accumulated other comprehensive loss, net	(3,162)	(5,893)
Total stockholders' equity	93,176	88,497
Total liabilities and stockholders' equity	$896,787	$876,280

Old Point Financial Corporation and Subsidiaries	Year Ended
Consolidated Statements of Income	December 31,
(dollars in thousands, except per share data)	2015	2014
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$25,972	$24,881
Interest on due from banks	15	13
Interest on federal funds sold	2	5
Interest on securities:
Taxable	2,510	3,562
Tax-exempt	1,663	1,703
Dividends and interest on all other securities	133	125
Total interest and dividend income	30,295	30,289

Interest Expense:
Interest on savings deposits	227	230
Interest on time deposits	2,144	2,354
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	30	32
Interest on Federal Home Loan Bank advances	1,231	1,233
Total interest expense	3,632	3,849
Net interest income	26,663	26,440
Provision for loan losses	1,025	600
Net interest income after provision for loan losses	25,638	25,840

Noninterest Income:
Income from fiduciary activities	3,617	3,506
Service charges on deposit accounts	4,021	4,119
Other service charges, commissions and fees	4,084	3,940
Income from bank-owned life insurance	885	851
Loss on sale of available-for-sale securities, net	76	2
Other operating income	453	226
Total noninterest income	13,136	12,644

Noninterest Expense:
Salaries and employee benefits	20,747	19,884
Occupancy and equipment	5,330	4,886
Data processing	1,625	1,663
FDIC insurance	586	704
Customer development	584	822
Legal and audit expenses	720	606
Other outside service fees	693	584
Employee professional development	591	721
Postage and courier	373	445
Stationery and supplies	374	446
Capital stock tax	439	499
ATM and check losses	452	410
Loss on write-down/sale of other real estate owned	957	872
Other operating expenses	1,615	1,630
Total noninterest expense	35,086	34,172
Income before income taxes	3,688	4,312
Income tax expense	54	196
Net income	$3,634	$4,116

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009
Net income per share of common stock	$0.73	$0.83

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009
Net income per share of common stock	$0.73	$0.83

Cash Dividends Declared per Share:	$0.34	$0.26

Old Point Financial Corporation and Subsidiaries
Selected Ratios	December 31,
	2015	2014
Net Interest Margin Year-to-Date	3.56%	3.57%
NPAs/Total Assets	1.19%	1.35%
Annualized Net Charge Offs/Total Loans	0.06%	0.07%
Allowance for Loan Losses/Total Loans	1.36%	1.32%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$4,582	$5,570
Loans > 90 days past due, but still accruing interest	3,356	1,141
Non-Performing Restructured Loans	0	0
Other real estate owned	2,741	5,106
Total Non-Performing Assets	$10,679	$11,817

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$362	$356
Year-to-Date Average Loans	$563,533	$517,183
Year-to-Date Average Assets	$884,386	$869,965
Year-to-Date Average Earning Assets	$775,986	$767,865
Year-to-Date Average Deposits	$730,046	$720,599
Year-to-Date Average Equity	$90,433	$85,550